Exhibit 99.2

Dated 4 August 2008
______________________________________

(1) VALEANT PHARMACEUTICALS INTERNATIONAL

and

(2) MEDA AB

________________________________________

ASSET TRANSFER AND LICENCE AGREEMENT
________________________________________

TABLE OF CONTENTS

Clauses

1.	Definitions and Interpretation	3
2.	Assignment and Licences	10
3.	Post-Closing	13
4.	Contracts	13
5.	Further Assurance	16
6.	Trade Marks	16
7.	Regulatory Compliance	17
8.	Warranties	17
9.	Liabilities	21
10.	Confidentiality	21
11.	Effect of Closing	22
12.	Waiver	22
13.	Entire Agreement/Variations	23
14.	Notices	23
15.	Assignment	24
16.	Force Majeure	24
17.	Dispute Resolution	25
18.	Severance of Terms	25
19.	This Agreement not to Constitute a Partnership	25
20.	Costs and Execution	26
21.	Third Party Rights	26
22.	Governing Law	26

THIS AGREEMENT IS MADE ON 4 August 2008

PARTIES

(1)	VALEANT PHARMACEUTICALS INTERNATIONAL a Delaware corporation, with a principal place of business at One Enterprise Aliso Viejo, California 92656, United States of America (Seller); and

(2)	MEDA AB a company incorporated in Sweden, with a registered office at Pipers Väg 2A, Box 906 SE-170 09, Solna, Sweden, Sweden (Buyer).

BACKGROUND

(A)
Buyer and Seller have entered into an Acquisition Agreement dated 4 August 2008 (the Acquisition Agreement) pursuant to which Seller has agreed to, or to cause its Subsidiaries to, sell and assign to Buyer or one or more of the Share Buyers, and Buyer has agreed to, or to cause its Subsidiaries to, purchase and acquire from the Share Sellers, all outstanding shares of capital stock of the WEEMEA Companies and Seller has agreed to, or to cause its Subsidiaries to, sell, assign, and transfer to Buyer or one or more of the Asset Buyers, and Buyer has agreed to, or to cause its Subsidiaries to, purchase, acquire, and accept the Transferred Assets, in each case in the manner and subject to the terms and conditions set forth in the Acquisition Agreement.

(B)
In conjunction with (and in furtherance of) the Acquisition Agreement and the transactions contemplated thereby, Buyer and Seller desire to enter an arrangement pursuant to which, Seller would sell, assign, and transfer to Buyer certain Purchased Assets related to certain Products on the following terms and conditions.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings:

Affiliate means, with respect to any individual, legal entity, trust or joint venture, or a governmental authority (a Person), any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

Agreement means this agreement and any and all schedules, appendices and other addenda to it as may be varied from time to time by written agreement signed by the Parties and in accordance with the provisions of this agreement.

Assignable Contracts means all the Contracts other than the Non-Assignable Contracts.

Brand Transition Period means, with respect to each country within the Generic Territory, the Extended WEEMEA Territory and the WEEMEA Territory, the period starting on the Closing Date and ending on the later of (a) six (6) months following the transfer of the Marketing Authorisations for such country, or (b) the exhaustion of Seller Promotional Materials or Seller Packaging Materials existing as of the Closing Date, as applicable, for such country (or, if shorter, the longest period permitted under the laws of such country during which Buyer may legally undertake the brand transition activities permitted under Clause 6)

Business Day means a day other than a Saturday, Sunday or public holiday in Sweden or the state of New York, USA.

Clinical Data means any information or Know How Controlled by Seller at the Effective Time relevant to any WEEMEA Product, Extended WEEMEA Product or Generic Product which is of a type that may be included in, or relevant to a regulatory submission (even if it is not so included) for approval of the testing of drugs in man or the approval for the placing of medicinal products on the market (including submissions to the EMEA).

Competent Authority means any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of or of any government of any country having jurisdiction over this Agreement or any of the Parties or over the development or marketing of medicinal products including the European Commission and the European Court of Justice.

Contracts means those contracts, particulars of which are set out in Schedule 1.

Control means:

(a)
with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

(b)
with respect to any material, item of information, or Intellectual Property Right, the possession, whether by ownership or licence, of the right to grant a licence or sub-licence with respect thereto, without breaching any prior written obligation to any Third Party, and Controlled and Controlling shall be construed accordingly.

Documents means reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROMs, computer programs and documents thereof, computer information storage means, samples of material, other graphic or written data and any other media on which Know How can be permanently stored.

Extended WEEMEA Products means all product formulations of Mestinon, Efudix, Tasmar, Dermatix, Dalmadorm, Protamin, Nabilone, and Solco excluding Solco Kerasal solely as marketed or under development (as the case may be) by the Seller and its Affiliates in the Extended WEEMEA Territory immediately prior to the Closing Date.

Extended WEEMEA Territory means all countries of the world excluding the Valeant Territory and with respect to the extended WEEMEA Products set forth on Part 1 of Schedule 6, the countries identified for such extended WEEMEA Products on Part 1 of Schedule 6.

Force Majeure means in relation to any Party any event or circumstance which is beyond the reasonable control of that Party, which that Party could not reasonably be expected to have taken into account at the Effective Date and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

Generic Products means each of the specified product formulations set out in Schedule 5 solely as marketed by the Seller and its Affiliates in the Generic Territory immediately prior to the Closing Date.

Generic Territory means, with respect to a particular Generic Product, those countries indicated against such Generic Product in Schedule 5.

Improvement Product means any improvement, enhancement, derivative modification or alteration of a WEEMEA Product, Extended WEEMEA Product or Generic Product including, without limitation, any alternative dosage or formulation of such WEEMEA Product, Extended WEEMEA Product or Generic Product.

Intellectual Property means and includes all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask rights; (b) trade mark and trade name rights and similar rights; (c) trade secret rights; (d) Patent Rights; (e) other proprietary rights in intellectual property of every kind and nature but excluding Know-How and Clinical Data; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any rights referred to in clauses (a) through (e) above.

Know How means unpatented technical and other information which is not in the public domain including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing process, specifications and techniques), laboratory records, specifications, drawings, manuals, information, methods and processes for synthesis thereof, chemical compounds including derivatives, analogues and precursors, instrumentation, procedures for experiments and tests and results of experimentation and testing, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, report or summaries and information contained in submissions to an information from ethical committees and regulatory authorities and includes any Documents containing any of the foregoing together with any rights including any copyright, database and design rights protecting any of the foregoing, and the fact that an item is known to the public shall not be taken to exclude the fact that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public.

Marketing Authorisation means any approval required from the relevant Regulatory Authority or Regulatory Authorities to distribute, promote, market and sell any WEEMEA Product in the WEEMEA Territory, Extended WEEMEA Product in the Extended WEEMEA Territory, Generic Product in the applicable Extended WEEMEA Territory, or application for any of the foregoing.

Non-Assignable Contracts means all Contracts the assignment of which by Seller to Buyer would in the reasonable opinion of Buyer constitute a breach of the terms of the Contract or would permit any other party to the Contract to terminate it or to treat it as terminated.

Packing Material Usage Period means the period commencing on the Closing Date and ending on the second anniversary thereof.

Parties means Buyer and Seller, and Party shall mean either of them.

Patent Rights means patent applications, patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them and includes all divisions, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations and additions of or to them, as well as any SPC, or like form of protection, in respect thereof.

Products means the WEEMEA Products, Extended WEEMEA Product and Generic Products.

Records means, solely to the extent exclusively used by Seller with or exclusively held by Seller for use with (i) a particular WEEMEA Product or Extended WEEMEA Product in the particular country of countries in which such Product was under development by Seller or an Affiliate of Seller, subject to a Marketing Authorisation held by Seller or an Affiliate of Seller or sold by Seller or an Affiliate of Seller, or (ii) a particular Generic Product in the particular country of countries in which such Generic Product was sold by Seller or an Affiliate of Seller, in each case with respect to the foregoing (i) and (ii), immediately prior to the Closing Date, originals, or copies if the originals are unavailable, of the following:

(a)
documents material to any of the Patent Rights and trade marks (including all files, file histories and material correspondence with relevant patent authorities as well as all docketing information), all Marketing Authorisations and applications for Marketing Authorisation relating to any Product (together with all material correspondence with relevant Regulatory Authorities and all regulatory files in support of any Marketing Authorisation application or variation) or the Know-How, in each case, that, after giving effect to the sale of the Transferred Shares under the Acquisition Agreement, is in the possession or control of Seller or its Affiliates as of the Closing Date;

(b)
stock and other records, all database information relating to customers, suppliers and manufacturers and all price, technical, promotional and advertising literature, in each case, that, after giving effect to the sale of the Transferred Shares under the Acquisition Agreement, is in the possession or control of Seller or its Affiliates as of the Closing Date;

(c)	Clinical Data that, after giving effect to the sale of the Transferred Shares under the Acquisition Agreement, is in the possession or control of Seller or its Affiliates as of the Closing Date; and

(d)
all documents available at any time in the Data Room that, after giving effect to the sale of the Transferred Shares under the Acquisition Agreement, is in the possession or control of Seller or its Affiliates as of the Closing Date.

In addition to such originals (or copies, as applicable), the Records will include electronic copies of the foregoing items where, in each case, after giving effect to the sale of the Transferred Shares under the Acquisition Agreement, such copy is in the possession or control of Seller or its Affiliates as of the Closing Date such electronic copies are owned by Seller or its Affiliates.

Regulatory Authority means any national, supranational (such as the European Commission, the Council of the European Union, the European Medicines Agency) as appropriate, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity other in each country of the Territory involved in the granting of Marketing Authorisation for Products.

Roche Agreements means those certain Sale and Purchase Agreements by and between F.Hoffmann-La Roche, Ltd and Hoffman-La Roche, Inc. on the one hand, and Valeant Global Acquisition Company Pte Ltd. On the other hand, dated April 27, 2004 and related to the Tasmar Product.

Seller Brands means the trade marks or trade names "VALEANT®," "Valeant Pharmaceuticals®," the stylized symbol "V®," any other trade marks in Schedule 3, any variants of any of the foregoing presently used in connection with the Products, and all other trade marks that appear on Seller Promotional Material other than the trade marks comprised within the Transferred Intellectual Property.

Seller Packaging Materials means the packaging materials and labels to the extent relating to the Products that bear any Seller Brands.

Seller Promotional Materials means print promotional materials existing on the Closing Date and used in connection with the Products (excluding any letterhead, stationery or business cards bearing any Seller Brands), including print promotional materials, point of sale materials and advertising copy to the extent related to the Products, in each case that bear any Seller Brands.

SPC means a right based on a patent pursuant to which the holder of the right is entitled to exclude third parties from using, making, having made, selling or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as Supplementary Protection Certificates in Europe, and any similar right anywhere in the world.

Stock means all stocks of finished WEEMEA Products owned and paid-for by any of the WEEMEA Companies and in possession of Seller or its Affiliates as of the Effective Time, which are packaged for use in the Territory.

Third Party means any entity or person other than the Parties.

Transferred Extended WEEMEA Intellectual Property means the Intellectual Property, solely to the extent related to the Extended WEEMEA Products in the Extended WEEMEA Territory, that is embodied in, or necessary to develop, use, make, have made, sell, offer to sell or import the Extended WEEMEA Products in the applicable Extended WEEMEA Territory, which Intellectual Property, after giving effect to the sale of the Transferred Shares under the Acquisition Agreement, is owned by Seller or its Affiliates as of the Closing Date, including: (a) the Patent Rights and trade marks listed in Schedule 4(i); (b) the package designs, labels, product inserts, logos and associated artwork, whether registered or unregistered (which, for purposes of clarification do not include Seller's Marks) used on or in conjunction with the Extended WEEMEA Products; and (c) copyrights, whether registered or unregistered for works of authorship used on or in conjunction with the Extended WEEMEA Products.

Transferred Generic Intellectual Property means the Intellectual Property solely to the extent related to the Generic Products in the Generic Territory, that is embodied in, or necessary to develop, use, make, have made, sell, offer to sell or import the Generic Products in the Generic Territory, which Intellectual Property, after giving effect to the sale of the Transferred Shares under the Acquisition Agreement, is owned by Seller or its Affiliates as of the Closing Date, including: (a) the Patent Rights and trade marks listed in Schedule 4(ii); (b) the package designs, labels, product inserts, logos and associated artwork, whether registered or unregistered (which, for purposes of clarification do not include Seller's Marks) used on or in conjunction with the Generic Products; and (c) copyrights, whether registered or unregistered for works of authorship used on or in conjunction with the Generic Products.

Transferred Intellectual Property means the Transferred Generic Intellectual Property, the Transferred WEEMEA Intellectual Property and the Transferred Extended WEEMEA Intellectual Property.

Transferred WEEMEA Intellectual Property means the Intellectual Property, solely to the extent related to the WEEMEA Products in the WEEMEA Territory, that is embodied in, or necessary to develop, use, make, have made, sell, offer to sell or import the WEEMEA Products in the WEEMEA Territory, which Intellectual Property, after giving effect to the sale of the Transferred Shares under the Acquisition Agreement, is owned by Seller or its Affiliates as of the Closing Date, including: (a) the Patent Rights and trade marks listed in Schedule 4(iii); (b) the package designs, labels, product inserts, logos and associated artwork, whether registered or unregistered (which, for purposes of clarification do not include Seller's Marks) used on or in conjunction with the WEEMEA Products; and (c) copyrights, whether registered or unregistered for works of authorship used on or in conjunction with the WEEMEA Products.

Valeant Territory means Australia, New Zealand, and all countries in North America, Central America, and South America.

WEEMEA Products means each of the specified product formulations set forth in Schedule 2 solely as marketed or under development (as the case may be) by the Seller and its Affiliates in the WEEMEA Territory immediately prior to the Closing Date.

WEEMEA Territory shall have the meaning set forth in Section 1.1(9) of the Seller Disclosure Letter.

1.1	In this Agreement:

(a)	all references to a particular clause or schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

(b)	the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

(c)	words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

(d)
any reference to persons includes natural persons, firms, partnerships, limited liability partnerships, companies, corporations, unincorporated associations, local authorities, governments, states, foundations and trusts (in each case whether or not having separate legal personality) and any agency of any of the above;

(e)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the generality of the words preceding those terms;

(f)
any reference to a statute, statutory provision or subordinate legislation (legislation) (i) shall be deemed to include any bye-laws, licences, statutory instruments, rules, regulations, orders, notices, directions, consents or permissions made under that legislation and (ii) shall be construed as referring to any legislation which replaces, re-enacts, amends or consolidates such legislation (with or without modification) at any time;

(g)	references to the European Union shall be taken to include all member states of the European Union at the time that is material for the purposes of the application of the relevant provision;

(h)
any reference to an English legal expression for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England & Wales, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal expression;

(i)	any reference to a Party includes a reference to their respective successors-in-title and permitted assignees; and

(j)	other capitalised terms not otherwise defined in this Agreement shall have the meaning set out in the Acquisition Agreement.

2.	Assignment and Licences

2.1
In consideration of the payment of the Purchase Price by Buyer to Seller, with effect from the Effective Time Seller hereby assigns to Buyer, and shall cause each of its Affiliates to assign to Buyer, free from all Encumbrances:

(a)	all right, title and interest throughout the WEEMEA Territory in and to:

(i)	the Transferred WEEMEA Intellectual Property;

(ii)
all rights and powers arising or accrued from the Transferred WEEMEA Intellectual Property including the right to recover and take all such proceedings as may be necessary for the recovery of damages and/or other remedies in respect of all infringements whether committed before or after the date of this Agreement and to have the benefit of any remedy obtained on any infringement or alleged infringement before the date of this Agreement; and

(iii)
the right to apply for, prosecute and to obtain Patent Rights in any part of the Territory in respect of the Transferred WEEMEA Intellectual Property and to claim priority from the date of any application set forth on Schedule 4, with the intent that, as between the Parties, the grant of any such Patents Rights shall be in the name of and vest in Buyer or an Affiliate of Buyer;

(b)	all right, title and interest in the Extended WEEMEA Territory in and to:

(i)
the Transferred Extended WEEMEA Intellectual Property, solely to the extent used by Seller with or held by Seller for use with the particular Extended WEEMEA Product in the particular country or countries of the Extended WEEMEA Territory in which such Extended WEEMEA Product was under development by Seller or an Affiliate of Seller, subject to a Marketing Authorisation held by Seller or an Affiliate of Seller or sold by Seller or an Affiliate of Seller immediately prior to the Closing Date;

(ii)
all rights and powers arising or accrued from the Transferred Extended WEEMEA Intellectual Property, solely to the extent used by Seller with or held by Seller for use with the particular Extended WEEMEA Product in the particular country or countries of the Extended WEEMEA Territory in which such Extended WEEMEA Product was under development by Seller or an Affiliate of Seller, subject to a Marketing Authorisation held by Seller or an Affiliate of Seller or sold by Seller or an Affiliate of Seller immediately prior to the Closing Date, including the right to recover and take all such proceedings as may be necessary for the recovery of damages and/or other remedies in respect of all infringements whether committed before or after the date of this Agreement and to have the benefit of any remedy obtained on any infringement or alleged infringement before the date of this Agreement; and

(iii)
the right to apply for, prosecute and to obtain Patent Rights in any part of the Territory in respect of the Transferred Extended WEEMEA Intellectual Property, solely to the extent used by Seller with or held by Seller for use with the particular Extended WEEMEA Product in the particular country or countries of the Extended WEEMEA Territory in which such Extended WEEMEA Product was under development by Seller or an Affiliate of Seller, subject to a Marketing Authorisation held by Seller or an Affiliate of Seller or sold by Seller or an Affiliate of Seller immediately prior to the Closing Date, and to claim priority from the date of any application set forth on Schedule 4, with the intent that, as between the Parties, the grant of any such Patents Rights shall be in the name of and vest in Buyer or an Affiliate of Buyer;

(c)	all right, title and interest in the Generic Territory in and to:

(i)
the applicable Transferred Generic Intellectual Property, solely to the extent used by Seller with or held by Seller for use with the particular Generic Product in the particular country or countries of the Generic Territory in which such Generic Product was sold by Seller or an Affiliate of Seller immediately prior to the Closing Date;

(ii)
all rights and powers arising or accrued from the Transferred Generic Intellectual Property, solely to the extent used by Seller with or held by Seller for use with the particular Generic Product in the particular country or countries of the Generic Territory in which such Generic Product was sold by Seller or an Affiliate of Seller immediately prior to the Closing Date, including the right to recover and take all such proceedings as may be necessary for the recovery of damages and/or other remedies in respect of all infringements whether committed before or after the date of this Agreement and to have the benefit of any remedy obtained on any infringement or alleged infringement before the date of this Agreement; and

(iii)
the right to apply for, prosecute and to obtain Patent Rights in any part of the Territory in respect of the Transferred Generic Intellectual Property, solely to the extent used by Seller with or held by Seller for use with the particular Generic Product in the particular country or countries of the Generic Territory in which such Generic Product was sold by Seller or an Affiliate of Seller immediately prior to the Closing Date, and to claim priority from the date of any application set forth on Schedule 4, with the intent that, as between the Parties, the grant of any such Patents Rights shall be in the name of and vest in Buyer or an Affiliate of Buyer;

(d)	the benefit of each Assignable Contract;

(e)	the Stock; and

(f)	the Marketing Authorisations.

2.2
Seller hereby grants to Buyer and shall procure the grant by its Affiliates of, and Buyer hereby accepts from Seller and its Affiliates, a perpetual, royalty-free, fully paid-up, and irrevocable, sublicensable, assignable right and licence under and to use the Know-How and Clinical Data (i) owned or Controlled by Seller and its Affiliates as of the Closing Date and (ii) solely to the extent used by Seller or held by Seller for use with the particular Product in the particular country or countries in which such Product was under development by Seller or an Affiliate of Seller, subject to a Marketing Authorisation held by Seller or an Affiliate of Seller or sold by Seller or an Affiliate of Seller immediately prior to the Closing Date, and (iii) necessary to develop, make, have made, package, market and sell the Generic Products, WEEMEA Products, Extended WEEMEA Products and/or Improvement Products to:

(a)
develop, make, have made and package anywhere in the world the Generic Products, the WEEMEA Products, the Extended WEEMEA Products and any Improvement Products developed by Buyer, or its Affiliates or any third party on a non-exclusive basis; and

(b)
market and sell the Generic Products in the Generic Territory, the WEEMEA Products in the WEEMEA Territory, the Extended WEEMEA Products in the Extended WEEMEA Territory and any Improvement Products in the Generic Territory, the WEEMEA Territory or the Extended WEEMEA Territory (as the case may be) on an exclusive basis.

2.3
Buyer hereby grants to Seller, and Seller hereby accepts from Buyer, a perpetual, non-exclusive royalty-free, fully paid-up, and irrevocable assignable, sublicensable, right and licence under Transferred Intellectual Property necessary to develop, make, have made and package the Generic Products, the WEEMEA Products, Extended WEEMEA Products and any Improvement Products, solely to develop, make, have made and package anywhere in the world the WEEMEA Products, Extended WEEMEA Products and/or any Improvement Products developed by Seller, its Affiliates or any third party.

2.4
Without limiting the foregoing in any way, for the avoidance of doubt, nothing in this Agreement will limit or restrict the right of Seller or its Affiliates to manufacture or have manufactured any and all WEEMEA Products, Extended WEEMEA Products, and Improvement Products within the Territory solely for their exportation to and subsequent sale in the Valeant Territory.

2.5
The Parties acknowledge that the particular country or countries of the Extended WEEMEA Territory in which Seller or an Affiliate of Seller has, prior to the date hereof, granted rights to particular Extended WEEMEA Products are those set forth on Schedule 6.

3.	Post-Closing

3.1
To the extent not in the Control of a WEEMEA Company immediately after Closing, Seller shall promptly deliver, or shall procure that the relevant Affiliate of Seller promptly delivers to the Buyer or its nominee:

(a)	the Stock;

(b)	the Records; and

(c)	on each reasonable request by Buyer, the Know How and Clinical Data referred to in Clause 2.2.

3.2
The Parties will reasonably cooperate at Buyer’s expense to transfer any Marketing Authorisations (or applications for Marketing Authorisation) for Generic Products in the applicable Generic Territory, WEEMEA Products in the WEEMEA Territory and for Extended WEEMEA Products in the Extended WEEMEA Territory, in each case that are held by Seller or its Affiliates after Closing, and to obtain replacement Marketing Authorisations in favour of Buyer or Buyer’s Affiliate or designee therefor therein, as promptly as practicable.

4.	Contracts

4.1
Buyer shall from the Effective Time observe and perform all outstanding obligations and liabilities of Seller under the Assignable Contracts in accordance with their terms (except for any obligations or liabilities attributable to a breach on the part of Seller before the Effective Time).

4.2	This Agreement shall not constitute an assignment of any Non-Assignable Contract.

4.3	Seller and Buyer shall use reasonable endeavours to obtain such consents and waivers of rights of termination as may be necessary to enable the Non-Assignable Contracts to be either:

(a)	assigned to Buyer without such assignment constituting a breach of such Contract or triggering any right of termination; or

(b)	novated to Buyer.

4.4	Unless and until each of the Non-Assignable Contracts is assigned or novated to Buyer in accordance with Clause 4.3:

(a)
except where such sub-contracting would constitute a breach of the Contract or would permit any other party to the Contract to terminate it or treat it as terminated, Buyer shall observe and perform all the outstanding obligations and liabilities of the Seller under the Non-Assignable Contracts as Seller’s sub-contractor; or

(b)	where such sub-contracting as is specified in Clause 4.4(a) would constitute a breach of the Contract or would permit any other party to the Contract to terminate it or treat it as terminated:

(i)
Seller shall observe and perform its obligations and liabilities under the Non-Assignable Contracts in accordance with the reasonable requirements of Buyer and shall exercise all its rights and discretions under the Non-Assignable Contracts in accordance with the reasonable instructions of Buyer; and

(ii)
Buyer shall render such assistance to Seller in the performance of its obligations under the Non-Assignable Contracts as Seller shall reasonably require and shall reimburse to Seller all costs and expenses which Seller reasonably incurs in performing its obligations under Clause 4.4(b)(i).

4.5
As soon as practicable after the necessary consents and waivers for the assignment of a Non-Assignable Contract have been obtained, Seller shall assign the benefit of such Non-Assignable Contract to Buyer and Buyer shall from the date of assignment:

(a)
observe and perform all outstanding obligations and liabilities of Seller under such Non-Assignable Contract in accordance with its terms (except for any obligations or liabilities attributable to a breach on the part of Seller before the Effective Time); and

(b)
indemnify Seller against all losses, damages, costs, claims, liabilities and expenses (including legal and other professional fees and expenses) which the Seller may suffer or incur as a result of or in connection with any breach by the Buyer of its obligations under Clause 4.5(a).

4.6	As soon as practicable after the necessary consents for the novation of a Non-Assignable Contract have been obtained, the Parties shall procure that such Non-Assignable Contract is novated to Buyer.

4.7
If consent to the assignment or novation of any Non-Assignable Contract is refused or otherwise not obtained on terms reasonably satisfactory to the Buyer within three (3) months of the Effective Time, Buyer shall be entitled at its sole discretion to require Seller to serve notice terminating that Contract but only where such termination may be made solely with respect to the Generic Products in the applicable Generic Territory, WEEMEA Products in the WEEMEA Territory and Extended WEEMEA Product in the Extended WEEMEA Territory, as the case may be.

4.8
To the extent that any payment is made to Seller in respect of the Contracts on or after the Effective Time, Seller shall receive the same as trustee for the Buyer and its successors in title absolutely, shall record such payment separately in its books and shall account to Buyer for the same within forty-five (45) Business Days of receipt and the Buyer shall, pending assignment or novation, hold any Non-Assignable Contract and any monies, goods or other benefits received thereunder as trustee for the Buyer and its successors in title absolutely.

4.9
Tasmar Royalty. Without prejudice to the generality of Clause 4.4, Buyer acknowledges that pending novation or assignment of the Roche Agreements to Seller, the Seller shall obliged to perform amongst others the following obligations under the Roche Agreements.

(a)
Royalty. Seller is obligated to pay F. Hoffmann-La Roche Ltd. an on-going royalty for sales of Tasmar Products. Accordingly, as of the Effective Time, Buyer agrees to pay to F. Hoffmann-La Roche Ltd. on behalf of Seller a royalty equal to the ten percent (10%) of Net Sales (as defined in the Roche Agreements) of Tasmar Product sold after Closing. The foregoing royalty will expire on the earlier of (i) April 27, 2014 (i.e., ten years after the effective date of the Roche Agreement), or (ii) the expiration of all Patents (as defined in the Roche Agreements) within the WEEMEA Territory, on a country-by-country basis, (iii) the launch of a generic version of such product by, through the assistance of, or through Roche or its Affiliate (as defined in the Roche Agreement), or (iv) any other expiration date provided for in the Roche Agreement.

(b)
Royalty Payments. Each accounting period for purposes of this Clause 4.9(b) (each Accounting Period) commences quarterly respectively on January 1, April 1, July 1 and October 1, each being the first day of an Accounting Period, and finishing respectively on March 31, June 30, September 30 and December 31, each being the last day of an Accounting Period. Buyer will pay amounts due under this Section 4.2 in U.S. Dollars. Buyer will calculate such payments quarterly as of March 31, June 30, September and December 31 and will make payment on behalf of Seller within 30 days after the end of each Accounting Period in which such Net Sales occur (the Due Date). Whenever calculating royalties requires conversion from any foreign currency, Buyer will make such conversion by using the conversion rate for each applicable currency as quoted in the Financial Times (or, if not published, the Wall Street Journal Western Edition) for the last day of each Accounting Period. In the event that Buyer fails to make any such payment by the Due Date, (i) Seller shall be entitled to request the information from Buyer necessary to make the relevant payment, (ii) Buyer shall promptly provide such requested information to Seller, (iii) Seller shall promptly make such payment to Roche, and (iv) Buyer shall promptly reimburse such amount plus interest on the amount overdue, at the lesser of (a) the five percent (5%) per year, or (b) the maximum rate permitted by applicable Law, such interest to begin accruing on a daily basis from the date payment was made by Seller. The foregoing interest will begin to accrue and be payable to Seller without notice to Buyer unless, following resolution of any applicable dispute, it is determined that Buyer does not owe the disputed payment, which shall then be refunded by Seller.

(c)
Audit. Buyer and its Affiliates will keep full, true and accurate books and records containing all particulars that may be necessary to verifying Net Sales to Trade and calculating all amounts payable to Seller. Seller has the right from time to time, but not more than once per calendar year, to engage, at its own expense, its independent public accountant to perform, on Seller's behalf, an audit, of such books and records of Buyer and its Affiliates that are reasonably necessary to confirm the correctness of any report or payments made under this Agreement. Audit results will be shared by and be binding upon the parties. The right of Seller to audit the books and records of Buyer and/or its Affiliates will lapse after a period of three (3) years following the receipt of relevant payment. Without limiting the foregoing, Buyer acknowledges and agrees that such audit results may be disclosed to F. Hoffmann-La Roche Ltd.

5.	Further Assurance

5.1
Each Party shall cooperate with the other in executing and delivering all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement and to allow Buyer to enjoy the full benefit of the rights hereby assigned or to be assigned. The foregoing shall include without limitation the obligation on Seller to cause its Affiliates to enter into assignments with Buyer to the extent necessary in the form of this Agreement.

6.	Trade Marks

6.1
To the extent required by applicable Law within the Generic Territory, the WEEMEA Territory and the Extended WEEMEA Territory, and subject to the provisions of this Clause 6, Seller hereby grants to Buyer during the Brand Transition Period a fully-paid, non-exclusive, non-transferable, non-sublicensable and non-assignable right and licence to use Seller Brands in the Generic Territory, the WEEMEA Territory and the Extended WEEMEA Territory solely for the purposes set forth below in this Clause 6, in each case in a manner and at a quality level consistent with that of Seller in connection with such Seller Brands prior to the Closing Date. All other uses by Buyer or any of Buyer's Affiliates of Seller Brands not contemplated by this Clause 6 will be subject to Seller's prior written consent (which may be granted or withheld in Seller's sole discretion).

6.2
Buyer will be permitted, during the Brand Transition Period to use all existing Seller Promotional Materials throughout the Generic Territory, the WEEMEA Territory and the Extended WEEMEA Territory. Subject to Seller's prior written consent, Buyer may use the content elements in such Seller Promotional Material (Seller Promotional Content) in developing marketing and promotional materials provided that such marketing and promotional material do not make any references to VALEANT and do not use or display any VALEANT Formative Trademarks (the Buyer Developed Material). After the end of the Brand Transition Period, Buyer will not use in commerce or otherwise or publicly display any Seller Promotional Materials which contain references to VALEANT and/or contains any Seller Brands, and will destroy such Seller Promotional Materials except that Buyer may retain representative samples of Seller Promotional Materials solely for its internal and archival purposes.

6.3
During the Packing Material Usage Period, Buyer will be permitted to use exclusively on and in connection with the sale of the Generic Products in the Generic Territory, WEEMEA Products in the WEEMEA Territory and Extended WEEMEA Products in the Extended WEEMEA Territory, Seller Packaging Materials; provided, however, that Buyer will conform in all material respects to Seller's packaging and labelling practices, subject to Seller's prior written approval (which will not be unreasonably withheld, Seller to notify Buyer within fourteen (14) days following Buyer's request for approval) and oversight, relating to the use of any Seller Packaging Materials; provided, further, that Buyer acknowledges and agrees that reasonable grounds for Seller withholding such approval will include: (i) the protection and preservation of the Seller Brands and other Intellectual Property Rights of Seller, Seller's Affiliates and their respective licensors (and the value and goodwill associated therewith); (ii) the avoidance of any actual or potential conflict with any Trademark or other Intellectual Property or Intellectual Property Right of any Person; (iii) any trade mark restrictions and other legal, commercial, contractual or fiduciary obligations to which Seller, Seller's Affiliates or their respective licensors may be subject; and (iv) concerns regarding product safety and efficacy. After the lapse of the Packing Material Usage Period, Buyer will not use any Seller Packaging Materials for any purpose and will destroy such Seller Packaging Materials except that Buyer may retain representative samples of Seller Packaging Materials solely for its internal and archival purposes. Except as required by the laws of any country within the Generic Territory, the WEEMEA Territory and the Extended WEEMEA Territory, Buyer will not use any hybrid packaging materials and labels bearing the marks of both Seller and Buyer. Notwithstanding the foregoing, Seller agrees to use reasonable endeavours to cease using Seller Packaging Material as soon as practicable following the Closing.

7.	Regulatory Compliance

7.1
Buyer shall, following transfer pursuant to Clause 3.2, be responsible, at its own cost, for maintaining, in Buyer’s name, Marketing Authorisations for each Generic Product in all countries in the Generic Territory, each WEEMEA Product in all countries in the WEEMEA Territory and for each Extended WEEMEA Product in all countries in the Extended WEEMEA Territory.

7.2
Pending any required transfer of any Marketing Authorisation to Buyer or the issuance of the new Marketing Authorisations in favour of Buyer or a Buyer’s Affiliate or designee, Seller will be responsible for reporting any matters regarding the manufacture of Products to any applicable Regulatory Authorities in accordance with relevant laws (and will so report any such matters) and will keep Buyer reasonably informed in any such matters including by submitting to Buyer copies of any relevant correspondence with the applicable Regulatory Authority.

7.3
If, at any time following transfer pursuant to Clause 3.2, Buyer intends to cease selling a Generic Product in one or more countries within the applicable Generic Territory, Buyer shall inform Seller of such intention and offer to the Seller the opportunity to receive a transfer of the relevant Marketing Authorisation(s) on reasonable terms to be agreed between the Buyer and the Seller.

8.	Warranties

8.1
Except as fairly disclosed in the Seller's Disclosure Letter in sufficient detail to enable a reasonably experienced buyer to understand their nature and scope, Seller warrants to Buyer as follows, as of the Closing:

(a)
Seller or its Affiliates has good and valid title to the Intellectual Property owned by them and included in this Agreement, free and clear of any Encumbrance and the WEEMEA Companies and their Subsidiaries have good and valid title to all assets owned exclusively by the WEEMEA Companies and their Subsidiaries, free and clear of any Encumbrances (collectively, the Assets). As the result of the transactions contemplated hereby, Buyer will be the sole and exclusive owner of all right, title and interest in and to all of the Assets, free and clear of any Encumbrance. All Clinical Data and Know How described in Clause 2.2 is Controlled by Seller or its Affiliates.

(b)
Without limiting the provisions of Clause 8.1(a), all right, title and interest to each of the Patents Rights and Trademarks comprised within the Assets is owned solely by Seller, the WEEMEA Companies or their Subsidiaries and will, as of Closing, be transferred to or indirectly acquired by Buyer.

(c)
(i) there are no rights or assets owned or controlled by Seller or its Affiliates or, to Seller's Knowledge, any third party (including Intellectual Property Rights) necessary to make, use, sell, offer for sale, distribute, promote or import (anywhere in the world) any Product as currently made, used, sold, offered for sale, distributed, promoted or imported by the Seller or its Affiliates, other than: (A) the assets owned by the WEEMEA Companies or their respective Subsidiaries; (B) the assets that are being transferred to Buyer pursuant to this Agreement as of the Closing; and (C) those Intellectual Property Rights covered by the Contracts (the Product Assets); (ii) to Seller's Knowledge, the use of the Assets by Buyer or any Licensee to make, use, sell, offer for sale, distribute, promote or import (anywhere in the world) the Products following the Closing in the same manner as at the Closing will not infringe the intellectual property rights of any Person; and (iii) to Seller's Knowledge, no party is, or has within three (3) years prior to the Closing Date been, infringing the Intellectual Property Rights represented by any of the Assets.

(d)
Neither Seller nor, to Seller's knowledge, any Person having had any interest at any time in any of the Product Assets has in the past three (3) years received any claim of infringement (actual or potential) of any intellectual property rights of any Person, or any request or demand from any Person for the necessity of licensing of any Intellectual Property Rights of any such Person, arising out of the manufacture, use, sale, offer for sale, distribution, promotion or import of any Product. Seller and to Seller's knowledge, each Person having had any interest at any time in any of the material Product Assets (or associated with invention, filing or prosecution of any Patent Rights) has complied with any and all of its obligations with respect thereto to disclose to the relevant patent authorities, where required, any information known to any such Person to be material to the patentability of any claims in any pending or issued patent.

(e)
To Seller's knowledge, none of the material Patent Rights or Trademarks comprised within the Product Assets is involved in any invalidity, revocation, or opposition proceeding, and no such proceeding is being (or in the past three (3) years has been) threatened with respect to any such Patent Rights or Trademarks. In the instance of each patent application included within such Patent Rights, and excepting as to any patent application the information disclosed in the file history for such patent application, to Seller's knowledge, such patent application has been properly prepared and filed. To Seller's knowledge, all registration, maintenance and renewal fees due in connection with each Patent Right and Trademark comprised within the Product Assets have been paid. To Seller's Knowledge, no event has occurred that, with the notice or lapse of time, or both, would constitute grounds for any Person bringing any invalidity, revocation, or opposition proceedings with respect to any such Patent Rights or Trademarks.

(f)
Seller and, to Seller's knowledge, each Person having had any interest at any time in any of the Product Assets has exercised commercially reasonable efforts to protect all material trade secrets included in the Know-How comprised within the Product Assets.

(g)
All of the Marketing Authorisations relating to the Products as currently sold are in full force and effect and have been duly and validly issued. With respect to the Product Assets and the Products, to the knowledge of Seller: (i) all required reports have been made to appropriate Regulatory Authorities, all required actions have been taken and communications with third parties have been made and all required investigations of adverse drug experiences, contamination, tampering and product defects have been made and required follow-up actions have been taken and (ii) there is no action or proceeding by any Regulatory Authority pending or threatened. Seller has made available to Buyer as part of the Data Room complete and correct copies of all regulatory filings.

(h)
Other than the Product Assets, there are no assets owned or controlled by Seller or its Affiliates that are necessary for Buyer to manufacture, distribute, promote, use, sell, offer for sale or import any Product as such activities are currently conducted as of the date hereof. The Patent Rights and trade mark listed in Schedule 4 represent a complete list of Patent Rights and trade marks owned by the Seller or its Affiliates as of the Closing Date that are embodied in, or necessary to develop, use, make, have made, sell, offer to sell or import the Products, in each case, as the particular Product was developed, used, made, had made, sold, offered for sale or imported by Seller in the particular country or countries in which such Product was sold by Seller or an Affiliate of Seller immediately prior to the Closing Date.

(i)
To the knowledge of Seller, no manufacturer of any Product owns or controls any assets of any kind that are necessary for Buyer to manufacture, distribute, promote, use, sell, offer for sale or import any Product that cannot be obtained from another source.

(j)
Seller and, to Seller's knowledge, each Person having had any interest at any time in any of the Product Assets or Products is, and at all times in the past three (3) years has been, in compliance with all applicable laws relating to the Product Assets and the Products. Seller has made available in the Data room all material correspondence from any Regulatory Authority received in the last three (3) years alleging any failure to comply with any applicable law relating to any of the Product Assets and the Products that has not been resolved.

(k)
Seller has made available to Buyer as part of the Data Room copies of all material governmental correspondence in its possession (including copies of official notices, citations or decisions) relating to such Marketing Authorisations.

(l)
Without limiting the provisions of Clause 8.1(j), to Seller's knowledge, Seller and its Affiliates and manufacturers are (and have been) in compliance in all material respects with all laws applicable to the development, manufacture, labelling, testing and inspection of the Products and the operation of manufacturing facilities used to manufacture the Products, and with all applicable regulations, policies and procedures promulgated by any Regulatory Authority with respect thereto. Seller has made available: (i) any notice that any recalls, field notifications or seizures have been ordered or threatened by any Regulatory Authority with respect to any Product; or (ii) any warning letter or other similar written notice from any Regulatory Authority regarding any Product or the manufacturing facilities used to manufacture any Product in each case received by Seller or any Affiliate or manufacturer in the past two (2) years and relating to the WEEMEA Business.

8.2	The parties intend that all of the provisions of Article X of the Acquisition Agreement apply to any Claim against Seller (except as where expressly stated otherwise).

8.3
Except for the warranties contained in this Clause 8 and the Acquisition Agreement, neither Seller, nor any of its Affiliates or agents makes any express or implied warranty as to the WEEMEA Companies or the Transferred Assets or the WEEMEA Business or with respect to any other information provided, or made available, to Buyer or its Affiliates, agents or representatives in connection with the transactions contemplated hereby, including any such information in the Data Room, offering memorandum, offering materials or management presentations in expectation of the transactions contemplated by the Transaction Documents or any other information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or representatives.

8.4
EXCEPT FOR THOSE WARRANTIES SET OUT IN THIS CLAUSE 8 AND THE ACQUISITION AGREEMENT, SELLER HEREBY DISCLAIMS, ALL WARRANTIES, EXPRESS AND IMPLIED, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO WARRANTIES ON BEHALF OF ITSELF, ANY AFFILIATE OF SELLER, OR THEIR RESPECTIVE SUPPLIERS OR LICENSORS WITH RESPECT TO THE PERFORMANCE OR CONFORMITY OF ANY PRODUCTS OR MATERIALS PROVIDED DIRECTLY OR INDIRECTLY UNDER THIS AGREEMENT, OR THE TIMELINESS OR THE SUFFICIENCY OF THE QUANTITY OF SUCH PRODUCTS.

9.	Liabilities

9.1
Subject to Clause 9.2, neither Party shall be liable to the other or any of the other Party’s Affiliates or any Sub-licensees for any of the following types of loss, damage, cost or expense arising (whether in contract, tort, negligence, breach of statutory duty or otherwise) under or in relation to this Agreement or the subject-matter of this Agreement:

(a)	any loss of profits, business, contracts, anticipated savings, goodwill, or revenue; or

(b)	any indirect or consequential loss or damage whatsoever; or

(c)	any exemplary or punitive damages,

even if that party was advised in advance of the possibility of such loss or damage.

9.2
Nothing in Clause 9.1 shall prohibit or hinder the exercise of either Party’s rights in respect of any of the following matters, notwithstanding that any loss or damage that Party may be seeking to recover is of the type referred to in Clause 9.1:

(a)	death and personal injury caused by the other Party; and

(b)	any liability for fraud or fraudulent misrepresentation.

10.	Confidentiality

10.1
Each Party undertakes and agrees not at any time for any reason whatsoever (other than as permitted by this Agreement) to disclose, or permit to be disclosed to any third party, or make use of or permit use to be made of, any trade secrets or confidential information relating to another Party’s technology or the business affairs or finances of another Party or of an Affiliate of another Party (the Confidential Information) which come into its possession pursuant to this Agreement. For the purposes of this Clause 10 the Transferred Intellectual Property shall constitute Confidential Information of Buyer.

10.2
The Parties shall ensure that only those of their officers, consultants and employees who are directly concerned with the carrying out of this Agreement have access to the Confidential Information of another Party and are informed of its secret and confidential nature.

10.3	The obligations of confidence referred to in this Clause 10 shall not extend to any Confidential Information which the receiving Party can show by reference to documentary evidence:

(a)	was, or shall become, generally available to the public otherwise than by reason of a breach by the recipient Party or Parties of the provisions of this Clause 10; or

(b)	was known to the recipient Party or Parties, and was not subject to any obligation of confidentiality, prior to its receipt from the disclosing Party, as can be shown by documentary evidence; or

(c)	is subsequently disclosed to the recipient Party or Parties without obligations of confidence by a third party owing no such obligations in respect thereof; or

(d)
is required to be disclosed by any applicable law or any Competent Authority to which a Party is from time to time subject provided that the recipient Party seeking to rely on this Clause 10.3(d) shall give immediate written notice to the disclosing Party of such requirement and provide the disclosing Party with all reasonable assistance at the disclosing Party’s cost to minimise the extent of such required disclosure; or

(e)	is independently developed by the recipient Party or Parties.

10.4	Each Party may disclose Confidential Information provided by the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)
disclosure to governmental or other regulatory agencies in order to obtain Patent Rights, or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain Patent Rights or authorisations;

(b)
complying with applicable court orders or governmental regulations, including rules or regulations of any Competent Authority, Regulatory Authority or regulated securities exchange provided that the receiving Party shall first have given notice to the other Party in order to allow such Party the opportunity to seek confidential treatment of the Confidential Information;

(c)
disclosure by Buyer to licensees or distributors for the sole purpose of conducting development and/or commercialisation of Products on the condition that such licensees and distributors agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement; or

(d)
disclosure to consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, in each case on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement or for the purposes of such financing.

10.5	The obligations of each Party under this Clause 10 shall survive Closing for a period of ten (10) years.

11.	Effect of Closing

11.1
The provisions of Clause 8, and all other provisions of this Agreement insofar as they have not been performed at Closing, shall not be extinguished or affected by and shall remain in full force and effect notwithstanding Closing.

12.	Waiver

12.1
No Party shall be deemed to have waived any of its rights or remedies conferred by this Agreement unless the waiver is made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of any Party in exercising or enforcing any of its rights or remedies conferred by this Agreement shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by any Party preclude or impair any other exercise or enforcement of that right or remedy by that Party.

13.	Entire Agreement/Variations

13.1
This Agreement together with the Transaction Documents constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. No director, employee or agent of either Party is authorised to make any representation or warranty to another party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties provided always that nothing in this Clause 13.1 shall operate to limit or exclude either Party’s liability for fraud or fraudulent misrepresentation.

13.2	No variation, amendments, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative of each Party.

14.	Notices

14.1
Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by hand, sent by registered or recorded delivery airmail post or sent by facsimile confirmed by registered or recorded delivery post to the address or facsimile number of the recipient set out below or such other address or facsimile number as a Party may from time to time designate by written notice to the other Party:

Address of Buyer:

Meda AB
Pipers Vaäg 2A
Box 906 SE-170 09
Solna, Sweden
Fax Number: +46 8 630 1919
For the attention of Anders Lönner and Anders Larnholt

Address of Seller:

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo
California 92656
Fax Number: (949) 461 6641
For the attention of Steve Min

14.2	Any notice given pursuant to this Clause 14 shall be deemed to have been received:

(a)	in the case of delivery by hand, when delivered; or

(b)	in the case of sending by post:

(i)	where posted in the country of the addressee, on the third Business Day following the day of posting; and

(ii)	where posted in any other country, on the seventh Business Day following the day of posting; or

(c)
in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 1700 hours local time of the recipient and in any other case on the following Business Day.

15.	Assignment

15.1	Seller shall not without the prior written consent of Buyer, assign, transfer or convey this Agreement (in whole or in part) or any of its rights and obligations hereunder to any Third Party.

15.2
Buyer may assign, novate or otherwise transfer its rights and obligations under this Agreement (in whole or in part) to any Third Party or Affiliate whether in a merger, sale of stock, sale of assets or otherwise subject to Buyer giving written notice to Seller.

16.	Force Majeure

16.1
If a Party (the Non-Performing Party) is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this Agreement and the relevant obligations of the other Party (the Other Party) under this Agreement shall be suspended for a period equal to the duration of the circumstance of Force Majeure provided that:

(a)	the suspension of performance is of no greater scope than is required by the Force Majeure;

(b)
the Non-Performing Party gives the Other Party prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

(c)	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

(d)	as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

17.	Dispute Resolution

17.1
Any question, difference or dispute which may arise concerning the construction meaning or effect of this Agreement or concerning the rights and liabilities of the parties hereunder or any other matter arising out of or in connection with this Agreement shall first be submitted to the Chief Executive Officer of Seller and the Chief Executive Officer of Buyer for resolution, who may call on others to advise them as they see fit. If the Chief Executive Officer of Seller and the Chief Executive Officer of Buyer fail to resolve the dispute within 28 days, the Parties may have access to any remedies available under applicable law or otherwise. Any such dispute shall be settled by the courts of England & Wales and both parties irrevocably submit to the exclusive jurisdiction of the courts of England & Wales.

17.2
Notwithstanding the foregoing, any Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any matter for which monetary damages would not adequately protect such Party’s interests or otherwise to enforce and protect intellectual property rights owned or licensed to such Party.

18.	Severance of Terms

18.1
If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

(a)	in the case of the illegality, invalidity or un-enforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

(b)
in the case of the illegality, invalidity or un-enforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

18.2
If in the reasonable opinion of either Party any severance under this Clause 18 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

19.	This Agreement not to Constitute a Partnership

19.1
None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and neither Party shall have any authority to bind the other in any way except as provided in this Agreement.

20.	Costs and Execution

20.1	Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

20.2
This Agreement may be entered into by the parties in any number of counterparts. Each counterpart shall, when executed and delivered, be regarded as an original, and all the counterparts shall together constitute one and the same instrument. This Agreement shall not take effect until it has been executed by both the parties. This Agreement may be validly exchanged and delivered by fax.

21.	Third Party Rights

21.1
It is hereby agreed that this Agreement is not intended by the Parties to create rights or benefits in favour of any person not party to this Agreement or make any rights or benefits enforceable by or on behalf of such third parties and for the avoidance of doubt the Contracts (Rights of Third Parties) Act of 1999 and all laws providing to the contrary in any country are hereby excluded to the fullest extent permitted.

22.	Governing Law

22.1	This Agreement shall be governed by the laws of England & Wales.

IN WITNESS WHEREOF the duly authorised representatives of the Parties have executed this Agreement the day and year first before written.

Signed by	/s/ J. MICHAEL PEARSON

Full name (capitals):	J. MICHAEL PEARSON

Position:	CHAIRMAN AND CEO

FOR AND ON BEHALF OF VALEANT PHARMACEUTICALS INTERNATIONAL

Signed by	/s/ ANDERS LONNER

Full name (capitals):	ANDERS LONNER

Position:	CHIEF EXECUTIVE OFFICER

FOR AND ON BEHALF OF MEDA AB

Page 27 of 27